Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

September 10, 2015

Simulations Plus Reports Preliminary Revenues for

Fourth Quarter and Fiscal Year 2015

Company Reports Record Fourth-Quarter and Full-Year Revenues

LANCASTER, CA, September 10, 2015 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its fiscal fourth quarter (4QFY15) and full-year 2015 (FY2015) ended August 31, 2015.

Mr. John R Kneisel, chief financial officer of Simulations Plus, stated: “We have just completed our first year of operations following our September 2014 acquisition of Cognigen Corporation, an acquisition which delivered the expected benefits such as expanded addressable market, increased scale, and greater profitability. In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary consolidated revenues for 4QFY15. Net income will not be known until income taxes have been determined and our auditors review our Annual Report on Form 10-K. We expect to file our 10-K with the U.S. Securities and Exchange Commission on or before the November 30, 2015 deadline.”

Preliminary results for the quarter:

•	Preliminary revenues for 4QFY15 increased 82.9% to $3.65 million, compared to $2.0 million reported for Simulations Plus for 4QFY14.
o	Consolidated software and software-related services increased 14.9% to a record $2.18 million for 4QFY15 compared to 4QFY14.
o	Cognigen Corporation 4QFY15 revenues were $1.34 million compared to $1.40 million in the third quarter of this fiscal year.
•	For the quarter, approximately 59.7% of revenues came from software and software-related services, and approximately 40.3% of revenues came from consulting studies and collaborations.

Preliminary results for the fiscal year:

•	Preliminary revenues for FY2015 were $18.26 million, compared to $11.46 million for FY2014; this represents an increase of 59.3%, or $6.80 million. $5.15 million of the 2015 revenue increase is attributed to the Cognigen Corporation acquisition.
•	For FY2015, approximately 68.5% of revenues came from software licenses and software-related services, and approximately 31.5% of revenues came from consulting studies and collaborations.
•	Cash as of September 8, 2015, was $8.4 million, after a dividend distribution of approximately $847,000 was made on July 30, 2015.

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John DiBella, vice president for marketing and sales of Simulations Plus, said: “We continue to ride a wave of positive sales momentum on all fronts, as we saw strong gains in revenue from both software licenses and consulting services. It is important to note when comparing 4th quarters, in 4QFY14 we instituted changes to how multiyear license revenue was recognized and, as a result, accrued a positive adjustment to revenue from previous quarters of $0.19 million. Eliminating this one-time correction, revenue for software and software-related services would have increased 26.7%. The recent news regarding the second U.S. FDA grant award in as many years further confirms our position as the premier provider of modeling and simulation software and services for the pharmaceutical industry. This, coupled with several new product releases expected this fall, positions us nicely as we enter FY16.”

Ted Grasela, president of Simulations Plus, added: “I’m encouraged by the strong preliminary results we are reporting today. We continue to identify ways in which we can improve the profitability of the company and work together on solving some of the vexing industry challenges of pharmaceutical research and development. I’m looking forward to fiscal year 2016 and working with the Simulations Plus and Cognigen teams to continue the excellent history of growth for Simulations Plus.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

Cognigen Corporation, a wholly owned subsidiary of Simulations Plus, Inc., is a leading provider of population modeling and simulation contract research services for the pharmaceutical and biotechnology industries. For more information, visit Cognigen’s website at www.cognigencorp.com.

The combined company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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